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                                                                    EXHIBIT 99.2

                 [LETTERHEAD OF IMPAC MORTGAGE HOLDINGS, INC.]

( BW) (IMPAC-MORTGAGE-HOLDINGS) (IMH) Impac Mortgage Holdings Inc. Announces Sale of $182 Million of Residential Mortgage Loans

     Business Editors

     SANTA ANA HEIGHTS, Calif.--(BUSINESS WIRE)--Oct. 15, 1998-Joseph R. Tomkinson, chairman and chief executive officer of Impac Mortgage Holdings Inc. (the company or IMH) (AMEX:IMH), a Maryland corporation being taxed as a Real Estate Investment Trust (REIT), Thursday announced the whole loan sale of $182 million principal balance of mortgage loans.
     The sale of mortgage loans is part of the company's recent strategy to minimize its exposure to margin calls and increase its overall liquidity position.
     Tomkinson said "that until we see the securitization market as a viable exit strategy for the sale of the company's loans; the company intends on selling its loans in the whole loan market."
     As a result of this change in strategy, the company has increased the interest rate it charges its customers on all newly acquired loans and limited the price paid above par to reflect current market conditions and profitability projections.
     While the company has increased its rates, Tomkinson said "that we have not seen any significant reduction in the amount of loans submitted for purchase from its customers at newly set interest rates."
     In addition, he said "that as a result of this strategy, the company has reduced its exposure from margin calls by reducing its warehouse borrowings from $921.9 million at Aug. 31, 1998 to approximately $381.4 million as of today."
     Tomkinson further stated "that these results further demonstrate the company's ability to react to unfavorable market conditions in the mortgage industry."
     The company is a mortgage loan investment company that invests primarily in non-conforming, high yielding mortgages which, together with its subsidiaries and related companies, operates three businesses. The company's first business is to act as a long-term investor of primarily non-conforming residential mortgage loans and mortgage-backed securities secured by or representing interests in such loans. The second business is IFC, which purchases primarily non-conforming mortgage loans and to a lessor extent, second mortgages, from a network of third party correspondent loan originators and subsequently securitizes or sells such loans to permanent investors. As the company's third business, Impac Warehouse Lending Group, a wholly-owned subsidiary of the company, focuses on providing warehouse and reverse-repurchase financing to approved mortgage banks, most of which are correspondents of IFC.

     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as "may," "will," "intend,"
"should," "expect," "anticipate," "estimate" or "continue" or the negatives thereof or other comparable terminology. The company's actual results could
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differ materially from those anticipated in such forward-looking statements as a result of certain factors. The financial information presented in this release pertaining to actual results should not be taken to predict future earnings, as the company may not experience similar earnings in future periods.

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     CONTACT:  Impac Mortgage Holdings Inc., Santa Ana Heights
               Thom Singha or Tania Jernigan, 714/438-2100 www.impaccomanies.com